FORM 4


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 OMB APPROVAL
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1.
Name and Address of Reporting Person*

   Cassens, Vern H.

2.
Issuer Name and Tickler or Trading Symbol
Woodward Governor Company      WGOV
6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_X_
Director
___
10% Owner

 __
Officer (give title below)
___
Other (specify below)



(Last)     (First)     (Middle)

5001 North Second Street, PO Box 7001
3.
I.R.S. Identification
Number of Reporting
Person, if an entity
(voluntary)

4.
Statement for Month/Year
     May 2001

(Street)

Rockford, IL   61125-7001

5.
If Amendment, Date of
Original (Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

_X_
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

(City)     (State)     (Zip)
Table I  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction
Code
(Instr. 8)

4.
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities
Beneficially Owned at End of
Month

(Instr. 3 and 4)

6.
Ownership
Form: Direct
(D) or Indirect
(I)
(Instr. 4)

7.
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amount
(A) or
(D)
Price



Woodward Governor Company Common Stock
05/03/2001
J*

250
(D)


6,970
D

Woodward Governor Company Common Stock







16,000
I
By Woife
Woodward Governor Company Common Stock







20,000
I
IRA






















J*  Gift of securities to non-profit organization (church)


Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of
Derivative
Security
(Instr.3)

2.
Conversion
or Exercise
Price of
Derivative
Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction
Code
(Instr. 8)

5.
Number of Derivative
Securities Acquired (A) or
Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable
and Expiration
Date
(Month/Day/Year)

7.
Title and
Amount of
Underlying
Securities
(Instr. 3 and 4)

8.
Price of
Derivative
Security
(Instr. 5)

9.
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

10.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount
or
Number
of
Shares




Nonqualified
Stock Option
(right to buy)
$16.625





11/18/1996
01/16/2006
Common
Stock
12,480(a)

12,480
D

Nonqualified
Stock Option
(right to buy)
$23.50





11/18/1996
11/17/2006
Common
Stock
21,600(b)

34,080
D

Nonqualified
Stock Option
(right to buy)
$69.22





04/26/2001
04/25/2011
Common
Stock
1,000(b)

35,080
D













































































Explanation of Responses:
(a) Stock options originally granted on January 17, 1996 under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan remaining upon partial attainment of performance goals for fiscal year 1996.

(b) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3.




______Vern H. Cassens___
**Signature of Reporting Person
____June 7, 2001_____
Date

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal
Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure